Exhibit 99.1

www.findprofit.com
Asconi Corp. (ACD) Correction	Editors 12/2/03 8:30 PM

Last Tuesday, a FindProfit post incorrectly stated that Asconi Corp. (ACD) had paid teenager Jonathan Lebed $15,000 for a one-month “investor relations” contract.

In fact, Mr. Lebed is being paid $15,000 by a “third-party” for this work. Here is the exact disclosure from Lebed’s newsletter: “My firm Lebed & Lara, LLC, has been compensated by a third-party $15,000 cash for a one-month ACD investor relations contract.”

The COO of ACD, Serguei Melnik, clarified things today via email: “I heard the name Lebedz first time from your partner and being that I am in charge of the company PR and IR, I can assure you that none of the insiders of the company have ever contacted Mr. Lebedz.”

We’re sorry about any inconvenience this may have caused, and apologize to the company and its executives. As our subscribers know well, we pride ourselves on our honesty, integrity and transparency. We have no axe to grind, and will always happily fix any honest mistake.